STOCK ACQUISITION AGREEMENT

                                      among

                              800AMERICA.COM, INC.,

                                 INSHOP.COM INC.

                                       and

                     CERTAIN SHAREHOLDERS OF INSHOP.COM INC.

                           Stock Acquisition Agreement

     AGREEMENT dated as of October 27, 2000 by and among 800America.com, Inc., a Nevada corporation ("800America"); inShop.COM Inc., a Delaware corporation ("inShop") and those persons listed on Exhibit A (collectively the "Stockholders" and individually a "Stockholder").

                                   WITNESSETH:

                     PLAN OF REORGANIZATION OF THE COMPANIES
                     ---------------------------------------

     The reorganization will comprise the transfer to 800America of all of the issued and outstanding Capital Stock of inShop in exchange solely for one million eight hundred thousand (1,800,000) shares of common stock of 800America having a par value of $0.001 per share (the "800America Stock"), all upon and subject to the terms and conditions of the Agreement hereinafter set forth.

                                    AGREEMENT
                                    ---------

     NOW, THEREFORE, in consideration of the premises and the mutual and independent covenants hereinafter set forth, the parties hereto agree as follows:

1 Representations and Warranties of inShop.
  ----------------------------------------
     inShop hereby represents and warrants, that the following are true and correct on the date hereof:

1.1 No Breaches of Statute or Contract; Required Consents.
    -----------------------------------------------------
     Neither the execution and delivery of this Agreement nor compliance by inShop with the terms and provisions hereof will: (i) conflict with or result in a breach of any of the provisions of the certificate of incorporation, bylaws or other governing instruments of inShop or any judgment, order, decree, or ruling to which inShop is a party, or any injunction to which it is subject of any court or governmental authority or of any agreement, contract or commitment to which it is a party and which is material to the financial condition of inShop considered as a whole or (ii) require the affirmative consent or approval of any non-governmental third party.

1.2 Authorization of Agreement.
    --------------------------
     inShop has the corporate power to enter into this Agreement and to perform its obligations hereunder; the execution, delivery and, subject to requisite stockholder approval, the performance of this Agreement by inShop has been duly and validly authorized by the Board of Directors of inShop and inShop has taken, or will use its best efforts to take prior to the Closing Date, all action required by law, its certificate of incorporation and bylaws to authorize the execution, delivery and performance of this Agreement.

1.3 Further Representations.
    -----------------------

     (a) inShop is duly organized and validly existing as a corporation under the laws of the State of Delaware; has full corporate power to carry on its business as it is now being conducted, and to own and operate the properties and assets it now owns or operates; and is duly qualified to do business and is in good standing in each jurisdiction, other than the State of Delaware, where the conduct of its business or the ownership of its properties require such qualification, except where the failure to so qualify could not reasonably be expected to have a materially adverse effect upon the business or financial condition of inShop.

     (b) Pursuant to its certificate of incorporation, inShop is authorized to issue twenty million (20,000,000) shares of common stock, $0.01 par value, of which a total of eight million eighty-nine thousand eight hundred (8,089,800) shares are each validly issued, fully paid and non-assessable and ten million (10,000,000) shares of preferred stock, $0.01 par value, of which a total of five million six hundred ninety-two thousand three hundred ninety-three and 79/100 (5,692,393.79) shares are each validly issued, fully paid and non-assessable. Pursuant to each Series B Note (each a "Note") issued by inShop pursuant to a Note Purchase Agreement dated September 2000 between inShop and a Stockholder purchasing such Note (each a "Note Purchase Agreement"), such Stockholder has the right to require inShop to issue a certain number of shares of a class of preferred stock to be designated Series B Convertible Participating Preferred Stock of inShop pursuant to the Note Purchase Agreement applicable to such Note. Pursuant to each Common Stock Purchase Warrant (each a "Warrant") issued by inShop pursuant to a Stock Purchase Agreement dated November 5, 1999 among inShop, Lazard Technology Partners, LP and the other purchasers signatory thereto, such Stockholder has the right to purchase from inShop a certain number of shares of common stock. inShop has no other classes of stock or convertible securities outstanding. Except as set forth on Exhibit B, there are no existing options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire from inShop shares of capital stock of any class, no outstanding securities of inShop that are convertible into shares of capital stock of inShop of any class, and no options, warrants or rights to purchase from inShop any such convertible securities.

     (c) inShop has heretofore delivered to 800America an accurate and complete copy of the balance sheet of inShop as of October 3, 2000 (the "inShop Balance Sheet"). Such balance sheet fairly presents the financial position of inShop at the date thereof and such balance sheet is in conformity with accounting principles generally accepted in the United States and consistently applied.

     (d) inShop has delivered to 800America the following documents, all of which have been signed for identification by the President of inShop and are dated as of the date hereof: (i) a list of all the liabilities and obligations of inShop as of the date of this Agreement as set forth on Exhibit C and (ii) a list of all property and assets of inShop as of the date of this Agreement as set forth on Exhibit D. inShop has good and marketable title to all properties and assets, including web sites and domains described in Exhibit D. All of the properties and assets listed on Exhibit D are free and clear of all mortgages, pledges, liens, charges, security interests or other encumbrances of any nature whatsoever, except for mortgages, pledges, liens, charges, security interests or other encumbrances as set forth in Exhibit C, liens for current taxes not yet due and payable and imperfections of title, easements and encumbrances, if any, that are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present or proposed use, of the property or assets subject thereto or affected thereby, or otherwise materially impair business operations. All leases pursuant to which inShop leases any substantial amount of real or personal property are in good standing, valid and effective in accordance with their respective terms, and under none of these leases is there any existing default, event of default or event that with notice or the lapse of time, or both, would constitute a default and in respect to which inShop has not taken adequate steps to prevent a default from occurring.

     (e) The equipment, computers, and other physical assets of inShop that are necessary to the operation of the business being conducted by it are in good operating condition and repair, subject only to the ordinary wear and tear of the business.

     (f) Neither inShop nor, to the knowledge of inShop, any other party have breached any material provision of, or defaulted in any material respect of the terms of any contract or agreement to which inShop is a party which could reasonably be expected to have a materially adverse effect upon the business or financial condition of inShop.

     (g) inShop will deliver such other lists, descriptions, information, schedules, documents and reports as may reasonably be requested by 800America.

     (h) To the best knowledge of inShop, there is no default or claim, purported or alleged default, or statement of facts under which lack of notice or the lapse of time, or both, would constitute a default on any obligation to be performed by inShop under any material lease, contract, plan or other arrangement.

     (i) No suit, action or legal, administrative or arbitration proceeding, which might materially and adversely affect the overall financial condition, business or property of inShop is pending or, to the knowledge of inShop, threatened.

     (j) inShop has no knowledge of any tax liability or claim by any taxing authority for due but unpaid taxes, interest or penalties, nor has inShop been advised of any request or demand for audit by any taxing authority.

     (k) inShop owns or possesses, or reasonably believes it can acquire on reasonable terms, adequate patent rights or other rights to use patent rights, inventions, trademarks, service marks, trade names and copyrights necessary to conduct the business now operated by it, and inShop has not received any notice of infringement of or conflict with asserted rights of others with respect to any patent, patent rights, inventions, trademarks, service marks, trade names or copyrights which, individually or in the aggregate, if subject of an unfavorable decision, ruling or finding, could reasonably be expected to have a material adverse effect upon the business, operations, properties, assets or condition, financial or otherwise, of inShop.

     (l) The representations and warranties of its shareholders and inShop shall be as of the date of this Agreement and as of the Closing Date. Any such representation made as of such dates shall survive the Closing Date. Unless otherwise indicated, all representations and warranties of inShop are based upon knowledge only of its officers and directors and no one else.

2 Representations and Warranties of the Stockholders.
  --------------------------------------------------
     Each Stockholder, unless specifically stated other wise, individually hereby represents and warrants, that the following are true and correct on the date hereof:

2.1 No Liens or Encumbrances.
    ------------------------
     None of the Notes or shares of common or preferred stock of inShop of such Stockholder being acquired hereunder by 800America is subject to any lien, security interest, charge, mortgage or other encumbrance of any kind or nature and, when delivered to 800America at Closing, shall confer all ownership rights previously enjoyed by such Stockholder to 800America.

2.2 Authorization of Agreement.
    --------------------------
     Such Stockholder has the authority to enter into this Agreement and to perform its obligations hereunder (if a corporate or business entity type, such Stockholder has received the requisite approval from its respective Board of Directors or other governing body, as the case may be, necessary to authorize the execution, delivery and performance of this Agreement).

2.3 Securities Act.
    --------------

     Each Stockholder receiving 800America Stock individually hereby represents and warrants, that the following are true and correct on the date hereof:

     (a) The Stockholder is an "Accredited Investor," as that term is defined in Regulation D promulgated under the Securities Act of 1933 (the "Securities Act") and is acquiring the 800America Stock without a view to distribution thereof. The Stockholder understands that the 800America Stock has not been registered under the Securities Act. In connection with any future resale of the 800America Stock, the Stockholder understands that the 800America Stock may not be sold directly or indirectly in the United States or any of its territories or possessions or areas subject to its jurisdiction or to any person who is a national, citizen or resident thereof or any person normally resident therein or to any person for resale to any such person unless the 800America Stock is sold in accordance with the provisions of Rule 144 or Regulation S promulgated under the Securities Act or is registered under the Securities Act or another exemption from such registration is available.

     (b) The Stockholder acknowledges that the certificate representing the 800America Stock will bear a legend to the effect of the matters mentioned in the preceding paragraph.

3 Representations and Warranties of 800America.
  --------------------------------------------
     800America hereby represents and warrants, that the following are true and correct on the date hereof:

3.1 800America's Organization.
    -------------------------
     800America is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has full power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns.

3.2 800America Subsidiaries.
    -----------------------
     800America has no subsidiaries nor does it own any securities of another issuer, except for Fileshooter.com Inc. Fileshooter.com Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns.

3.3 800America's Capitalization.
    ---------------------------
     800America has an authorized capital stock consisting of 50,000,000 shares of common stock, $0.001 par value, of which 12,450,000 shares are issued and outstanding and no shares are held in the treasury and 5,000,000 shares of preferred stock, $0.001 par value, of which no shares are issued or held in treasury. All such issued shares are validly issued, fully paid and non-assessable.

3.4 Issuance of 800America Stock.
    ----------------------------
     The shares of common stock of 800America which are to be issued and delivered by 800America pursuant to the terms of this Agreement, when so issued and delivered, will be duly and validly authorized and issued and will be fully paid and non-assessable, and will not be subject to any preemptive right.

3.5 Financial Statements.
    --------------------
     800 America has delivered to inShop and the Stockholders its most recent annual report, as filed with the Securities and Exchange Commission ("SEC"), which includes the balance sheet of 800America as at December 31, 1999, and the related statements of income and cash flow for the fiscal year then ended, certified by Jack F. Burke, Jr., independent accountant. Said financial statements are true and correct, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with the preceding year, and fairly present the financial condition of 800America as at December 31, 1999, and the results of operations thereof for the fiscal year then ended. Since December 31, 1999, there has not been any material adverse change in the business, assets, liabilities, results of operations or financial condition of 800America other than changes in the ordinary course of business, or any other event or condition of any character directly, materially and adversely affecting the property or business of 800America. The quarterly report of 800America, as filed with the SEC, dated June 30, 2000, heretofore furnished by 800America to inShop and the Stockholders fairly presents the results of operations for the six month period ended June 30, 2000, subject to year-end audit and adjustments.

3.6 Litigation.
    ----------

     Neither 800America nor its subsidiary is engaged in, or has any knowledge that it is threatened with, any legal action or other proceeding before any court, administrative agency or arbitrator, wherein an adverse determination would materially and adversely affect the business, assets, liabilities, results of operations or financial condition of 800America or its subsidiary. Neither 800America nor its subsidiary has been charged with, and is not to its knowledge under investigation with respect to, any charge concerning any presently pending material violation of any provisions of federal, state or local law or administrative regulation in respect to its business.

3.7 No Restriction.
    --------------
     800America is not subject to any charter, by-law, mortgage, lien, lease, agreement, instrument, order, award, judgment, decree or any other restriction of any kind or character which by its terms would interfere with or prevent the consummation of the transactions contemplated by this Agreement, or which, as a result of such consummation, would automatically, or with the giving of notice or passage of time, or both have the effect of accelerating any lien or encumbrance on any substantial portion of its assets or properties.

3.8 Securities Filings.
    ------------------

     All filings made by 800America with the SEC are complete and correct in all material respects.

3.9 Authorization.
    -------------
     This Agreement and the transactions contemplated hereby have been duly authorized, executed and delivered on behalf of 800America and this Agreement constitutes a legal, valid and binding obligation of 800America in accordance with its terms.

4 Exchange of inShop's Stock and Related Transactions.
  ---------------------------------------------------
     Subject to and in reliance upon the representations and warranties and agreements of the Stockholders, inShop and 800America and subject to the terms and conditions herein:

4.1 Exchange of inShop's Securities.
    -------------------------------
     The Stockholders agree to transfer, assign and deliver to 800America and 800America agrees to acquire from the Stockholders on the Closing Date all of the Warrants, Notes and the issued and outstanding capital stock of inShop (the "inShop Stock"), with the exception of a maximum of 400,000 shares of common stock of inShop representing no more than five percent (5%) of the voting rights of such class. In full consideration for the aforesaid transfer, assignment and delivery, 800America agrees that on the Closing Date it will deliver to the Stockholders, according to the Stockholder's instructions and in accordance with the relative interests listed on Exhibit A, the 800America Stock with all original issue taxes paid against delivery of certificates representing the inShop Stock being acquired by 800America hereunder (duly endorsed for transfer and with all necessary federal and state transfer taxes paid) and the sum of five thousand dollars ($5,000).

4.2 Closing Date.
    ------------
     The exchange of 800America Stock and inShop Stock hereunder shall be made by 800America and the Stockholders at the offices of Sokolow, Dunaud, Mercadier & Carreras LLP, 770 Lexington Avenue, 6th Floor, New York, New York 10021, at 11:30 a.m. on October __, 2000 (herein called the "Closing Date"), by

     (a) delivery of certificates of 800America Stock in such denominations and registered in such names (subject to paragraph 4.1 above) as listed on Exhibit A for the total number of shares of 800America Stock to be delivered pursuant to paragraph 4.1 hereof; and

     (b) delivery of certificates of inShop Stock endorsed in blank for the total number of shares of inShop Stock to be delivered pursuant to paragraph 4.1 hereof.

4.3 Full Disclosure.
    ---------------
     Except for this Agreement, the Stockholders Agreement to be entered into contemporaneously with this Agreement among 800America and the Stockholders, and the Consulting Agreement between 800America and Veronique Bardach, each Stockholder hereby represents and warrants to each other Stockholder that such Stockholder has no oral or written agreement or understanding with 800America relating to, resulting from or triggered by the acquisition by 800America of the outstanding stock of inShop.

5 Additional Undertakings.
  -----------------------
     800America, inShop and the Stockholders further agree:

5.1 Access to Information.
    ---------------------
     800America may, prior to the Closing Date, through its representatives, make such investigation of the business, assets, liabilities, operations and financial condition of inShop as 800America deems necessary or advisable to familiarize itself therewith, which investigation shall not, however, affect the Stockholders representations and warranties hereunder. inShop agrees to permit 800America and its authorized representatives to have, after the date of execution hereof, full access to the premises and to all the books and records of inShop without disrupting normal operations, and the officers of inShop will furnish 800America with such financial and operating data and other information with respect to the business, assets, liabilities and operations of inShop as 800America shall from time to time reasonably request, excluding any patent applications and other proprietary information which inShop is restricted from disclosing by reason of governmental security regulations or otherwise. inShop agrees to deliver or make available to 800America copies of all contracts, leases, agreements and understandings referred to in paragraph 1.3(d) and (g) hereof, and not previously furnished to 800America pursuant thereto. In the event the Closing hereunder does not take place, 800America and its representatives shall keep confidential and shall not use any information (unless already known to 800America or readily ascertainable from public or published information or trade sources) obtained from inShop concerning its business, assets, liabilities, operations and financial condition of inShop and shall return to inShop any statements, documents or other written information obtained from inShop in connection therewith.

5.2 No Broker.
    ---------
800America, inShop and the Stockholders each represents that it has, and they have, not retained any broker or paid or agreed to pay any brokerage fee or commission to any agent or broker for or on account of this Agreement except for Goldsmith, Agio, Helms & Lynner, Ltd. and Ganguly & Co., each of which shall receive as full payment of their compensation a portion of the 800America Stock as listed on Exhibit A.

5.3 Continuance of Business Relations.
    ---------------------------------
     inShop will use its best efforts to keep available to inShop the services of its present employees and to preserve for inShop the present relationship with its suppliers, customers and others having business relations with it.

6 Conditions Precedent to 800America's Obligations.
  ------------------------------------------------

     The obligations of 800America to acquire the inShop Stock to be conveyed and transferred hereunder is subject to the satisfaction, or the waiver thereof by 800America, on or prior to the Closing Date, of the following conditions:

6.1 Certified Resolutions and Documents.
    -----------------------------------

     inShop shall have furnished 800America with:

     (a) certified copies of resolutions duly adopted by the Board of Directors of inShop approving the execution and delivery to 800America of this Agreement on behalf of inShop and authorizing all corporate action necessary to enable inShop to comply with the terms of this Agreement; and

     (b) all other documents, certificates and other instruments required to be furnished to 800America by inShop pursuant to the terms of this Agreement.

6.2 Opinion of Counsel.
    ------------------
     800America and the Stockholders shall have received a favorable opinion, dated the Closing Date, of Sokolow, Dunaud, Mercadier & Carreras LLP, counsel for inShop, in form and substance satisfactory to 800America and its counsel, to the effect that:

     (a) inShop is a corporation duly organized and validly existing under the laws of the State of Delaware, has full corporate power to carry on its business as then being conducted and is duly qualified as a foreign corporation and in good standing in each jurisdiction, other than the State of Delaware, in which the conduct of its business or ownership of property requires such qualification; and

     (b) the execution, delivery and performance of this Agreement by inShop have been fully and validly authorized and approved by the Board of Directors of inShop and this Agreement is valid and binding upon inShop in accordance with its terms; and the execution, delivery and performance of this Agreement on the part of inShop will not result in the breach of any term or provision of, or constitute a default under, the Certificate of Incorporation or By-laws of inShop, or any indenture, mortgage, deed of trust or other agreement to which inShop is a party; or cause any acceleration or maturity of any obligation or loan to which inShop is a party.

6.3 No Change in Condition of inShop.
    --------------------------------
     Since the date hereof and to the Closing Date, there shall not have been:

     (a) any change in inShop's business, assets, liabilities, results of operations or financial condition other than in the ordinary course of business, none of which has been materially adverse;

     (b) declared, set aside or paid any dividend on, declared or made any distribution on, authorized the creation or issuance of or issued, authorized or effected any split-up or any other recapitalization of any of its stock or directly or indirectly redeemed, retired, purchased or otherwise acquired any of its outstanding capital stock or agreed to take any such action;

     (c) any sale or any other disposition of assets of inShop other than in the ordinary course of business of inShop;

     (d) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting inShop's property or business; and

     (e) any strike or other labor trouble; or any event or condition of any character directly, materially and adversely affecting the business, assets, liabilities, results of operation or financial condition of inShop.

6.4 Restatement of Representations and Warranties and Performance of
    Pre-Closing Undertakings.
    ----------------------------------------------------------------
     The representations and warranties of inShop and the Stockholders contained in this Agreement or otherwise made in writing in connection with the transactions contemplated by this Agreement shall be true in all material respects on and as of the Closing Date with the same effect (except as to transactions contemplated herein and to changes occurring in the ordinary course of business after the date hereof and not materially and adversely affecting the business, assets, liabilities, results of operations or financial condition of inShop) as if such representations and warranties had been made on and as of such date, each and all of the agreements and conditions to be performed or observed by inShop on or before the Closing Date pursuant to the terms hereof shall have been duly performed or observed in all material respects and there shall be delivered to 800America at the Closing a certificate to that effect dated the Closing Date and executed by the President of inShop.

6.5 No Action to Enjoin Acquisition.
    -------------------------------
     No action, proceeding or investigation shall have been instituted or be threatened to restrain or prohibit the acquisition by 800America or the transfer by any Stockholder of the inShop Stock to be transferred in accordance with the terms of this Agreement or to threaten to force divestiture thereafter.

6.6 Procurement of all inShop Stock.
    -------------------------------
     The Stockholders shall have procured the transfer, assignment and delivery to 800America on the Closing Date, free and clear of all liens, pledges mortgages or other encumbrances and of any restrictions on the transfer, assignment and delivery, of all of the inShop Stock constituting on the Closing Date all the issued and outstanding capital stock of inShop, with the exception of a maximum of 400,000 shares of common stock of inShop representing no more than five percent (5%) of the voting rights of such class.

6.7 Stockholders Agreement.
    ----------------------
     Each of the Stockholders shall have simultaneously with the execution of this Agreement entered into a stockholders agreement.

7 Conditions Precedent to the Stockholders' Obligations.
  -----------------------------------------------------
     The obligation of the Stockholders to transfer, assign and deliver their respective shares of inShop Stock and to acquire the 800America Stock to be conveyed and transferred hereunder is subject to the satisfaction, or the waiver thereof by the Stockholders on or prior to the Closing Date, of the following conditions:

7.1 Opinion of Counsel.
    ------------------

     800America shall have furnished the Stockholders with a favorable opinion, dated the Closing Date, of Allen G. Reeves, Esq,. counsel for 800America, in form and substance satisfactory to the Stockholders and their counsel to the effect that:

     (a) 800America is a corporation duly organized and validly existing and in good standing under the laws of the State of Nevada, has full corporate power to carry on its business as then being conducted and is duly qualified as a foreign corporation and in good standing in each jurisdiction in which the conduct of its business or ownership of property requires such qualification;

     (b) the execution, delivery and performance of this Agreement by 800America have been fully and validly authorized and approved by the Board of Directors of 800America and this Agreement is valid and binding upon 800America in accordance with its terms; and the execution, delivery and performance of this Agreement on the part of 800America will not result in the breach of any term or provision of, or constitute a default under, the Certificate of Incorporation or By-laws of 800America, or any indenture, mortgage, deed of trust or other agreement to which 800America is a party; or cause any acceleration or maturity of any obligation or loan to which 800America is a party; and

     (c) the shares of 800America Stock which are to be issued pursuant to the terms of this Agreement have been validly authorized and issued and will, upon delivery to the Stockholders, constitute fully-paid and non-assessable shares and no stockholder of 800America has or will have any preemptive right to subscription or purchase in respect thereof.

7.2 Certified Resolutions.
    ---------------------
     800America shall have furnished the Stockholders and inShop with:

     (a) certified copies of resolutions duly adopted by the Board of Directors of 800America approving the execution and delivery of this Agreement, authorizing the acquisition of the inShop Stock in exchange for the 800America Stock and authorizing all corporate action necessary to enable 800America to comply with the terms of this Agreement; and

     (b) all other documents, certificates and other instruments required to be furnished by 800America pursuant to the terms of this Agreement.

7.3 Restatement of Representations and Warranties and Performance of
    Pre-Closing Undertakings.
    ----------------------------------------------------------------
     The representations and warranties of 800America contained in this Agreement or otherwise made in writing in connection with the transactions contemplated by this Agreement shall be true in all material respects on and as of the Closing Date with the same effect (except as to transactions contemplated herein and to changes occurring in the ordinary course of business after the date hereof and not materially and adversely affecting the business, assets, liabilities, results of operations or financial condition of 800America) as if such representations and warranties had been made on and as of such date, each and all of the agreements and conditions to be performed or observed by 800America on or before the Closing Date pursuant to the terms hereof shall have been duly performed or observed in all material respects and there shall be delivered to the Stockholders and inShop at the Closing a certificate to that effect dated the Closing Date and executed by the President and the Secretary of 800America.

7.4 No Action to Enjoin Acquisition.
    -------------------------------
     No action, proceeding or investigation shall have been instituted or be threatened to restrain or prohibit the acquisition by 800America or the transfer by any Stockholder of the inShop Stock to be transferred in accordance with the terms of this Agreement or to threaten to force divestiture thereafter.

7.5 Stockholders Agreement.
    ----------------------
     800America and each of the Stockholders shall have simultaneously with the execution of this Agreement entered into a stockholders agreement.

8 Notices.
  -------
     Any notice herein required or permitted to be given shall be in writing and may be sent by hand delivery, facsimile, email or registered or certified mail, return receipt requested, and shall be deemed to have been given: if by hand delivery, on the date of delivery; if by facsimile or email, on the business day after transmission thereof to the proper facsimile number or email address; or if mailed, on the date indicated as the date of delivery on the return receipt or the date of attempted delivery if refused. For purposes hereof, the addresses of the parties hereto (until notice of a change thereof is given as provided in this Section 8) shall be as follows:

To 800America:                             With a copy to:

800America.com, Inc                        Allen G. Reeves, P.C.
1929 So. 21st Avenue                       900 Equitable Building
Nashville, TN 37212                        730 17th Street
Attention:    Mr. Elie Rabi                Denver, CO 80202
                                           Attention:   Allen Reeves, Esq.
Facsimile:
Email:                                     Facsimile:   303-796-7566
                                           Email:       agrpcden@aol.com

To inShop:                                 With a copy to:

inShop.com Inc.                            Sokolow, Dunaud, Mercadier & Carreras
                                           LLP
655 Avenue of the Americas                 770 Lexington Avenue, Sixth Floor
New York, NY 10010                         New York, NY 10021
Attention:    Ms. Veronique Bardach        Attention:   Robert Miklautsch, Esq.

Facsimile:    212-271-6372                 Facsimile:   212-935-4865
Email:        vbardach@inshop.com          Email:       rmiklautsch@sdmc-law.com
              -------------------                       ------------------------


To the Stockholders:                       With a copy to:

Lazard Technology Partners LP              Hudson Venture Partners, LP
30 Rockefeller Plaza, 61st Floor           660 Madison Avenue
New York, NY 10020                         New York, NY 10021
Attention:    Mr. Gene Lowe                Attention:   Mr. Doug Chertok

Facsimile:    212-656-1663                 Facsimile:   212-644-7430
Email:        gene.lowe@lazardtp.com       Email:       dchertok@hudsonptr.com
              ----------------------                    ----------------------

9 Expenses of Counsel and Others.
  ------------------------------
     800America and inShop shall bear individually the expense of their legal counsel, brokers and other advisers, if any, and all other costs related to the negotiation and consummation of this Agreement incurred by it, except as mentioned in paragraph 5.2.

10 Amendments.
   ----------
     This Agreement may be amended or modified only by a written instrument executed by the parties hereto, acting in the case of corporations by their respective officers thereunto duly authorized by their respective Boards of Directors.

11 Termination.
   -----------
     This Agreement may be terminated at any time prior to the Closing Date whether before or after action by 800America, inShop or the Stockholders:

     (a)  by mutual consent of the Board of Directors of 800America and inShop;
          or

     (b) by the Board of Directors of 800America or the Board of Directors of inShop, if

          (i) any representation or warranty made herein by the other corporation or by the Stockholders (in the case of a termination by 800America) jointly or severally, or any financial statement, certificate, document or information (written or oral) by one corporation to the other or by the Stockholders to 800America (in the case of a termination by 800America) or by 800America to the Stockholders (in the case of a termination by inShop) pursuant hereto or in connection with the transactions contemplated herein is untrue in any material respect or contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading, all as of the date hereof or, except as contemplated herein, as of any subsequent date as if made or furnished at and as such subsequent date or any party hereto shall have failed to perform all of the obligations undertaken by it herein; or

          (ii) there shall exist any pending or threatened litigation or investigation pertaining to the transactions;

     (c) by the Board of Directors of 800America if one hundred percent (100%) of the inShop Stock is not available for transfer, assignment and delivery to 800America on the Closing Date;

     (d) by any party if the conditions precedent to Closing by the party have not been performed or waived on the Closing Date;

     (e) by any party if the Closing contemplated by this Agreement shall not have taken place prior to October 30, 2000.

If for any reason the acquisition contemplated by this Agreement is not consummated and this Agreement is terminated, each party shall bear the expense incurred by it in connection with the proposed acquisition with the exception that 800America will be responsible for the legal expenses incurred by the Stockholders.

12 Headings.
   --------
     The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13 Counterparts.
   ------------
     This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14 Parties in Interest.
   -------------------
     This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors.

15 Survival of Representations and Warranties.
   ------------------------------------------
     The representations and warranties of the Stockholders and inShop shall be as of the date of this Agreement and as of the Closing Date. Any such representation made as of such dates shall survive the Closing Date. Unless otherwise indicated, all representations and warranties of inShop are based upon knowledge only of its officers and directors and no one else.

16 Governing Law.
   -------------
     This Agreement shall be construed and enforced in accordance with the laws of United States and the State of New York (as applicable), without regard to the rules governing conflict of laws.

17 Consent to Jurisdiction.
   -----------------------
     800America, inShop and the Stockholders agree to submit any claim, suit or proceeding hereunder to the jurisdiction of the courts of the State of New York located in New York County, and further consent to waive their right to trial by jury in any such action.

18 Entire Agreement.
   ----------------
     This Agreement, together with the other agreements referred to herein, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supercedes all prior and contemporaneous agreements, representations and understandings of the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

800America.com, Inc                        inShop.com Inc.


By:   /s/ Elie Rabi                        By:  /s/ Veronique Bardach
      -----------------------------             --------------------------------
Name:     Elie Rabi                         Name:   Veronique Bardach
Title:    President                         Title:  Chief Executive Officer



-----------------------------------        -------------------------------------
Robert Mashaal                             Frank Mori


New York Capital Partners FL Inc.          Senvest International, LLC


By:
      -----------------------------        -------------------------------------
Name:    Andrew Moses                      Name:    Richard Mashaal
Title:                                     Title:   President


-----------------------------------        -------------------------------------
Jeffrey Steiner                            Peter W. Williams


-----------------------------------        -------------------------------------
Raffiq Nathoo                              Richard A. Dunn

Lazard Freres & CO. LLC                    America Online, Inc.


By:                                        By:
      -----------------------------           ----------------------------------
Name:    Russell Planitzer                 Name:
Title:   Managing Director                 Title:


                                           Hudson Ventures Partners, L.P.


                                           By:
-----------------------------------           ----------------------------------
Anthony Dub                                Name:    Jay N. Goldberg
                                           Title:   General Partner


                                           Peekoport Two LLC


                                           By:
-------------------------------------           --------------------------------
Hendrik te Neues                           Name:
                                           Title:


Sicor Holdings S.A.


By:
      -----------------------------        -------------------------------------
Name:                                      Veronique Bardach
Title:


-----------------------------------        -------------------------------------
Jacqueline Bardach                         Paulette Monserrat-Bonomo


-----------------------------------        -------------------------------------
Cristina Melotti                           Rayya Hamza


-----------------------------------        -------------------------------------
Steven S. Ullman                           Dann Moss

                                           Goldsmith-Agio-Helms & Lynner, Ltd.


                                           By:
-----------------------------------           ----------------------------------
Patrick Ghali                              Name:    Roger Redmond
                                           Title:   Managing Director


Ganguly & Co.                              Ganguly Investment Group, LLC


By:                                        By:
      -----------------------------            ---------------------------------
Name:    Arun Ganguly                      Name:    Arun Ganguly
Title:                                     Title:   Managing Member